Exhibit 99.1

IAC REPORTS Q2 2017

NEW YORK— August 2, 2017—IAC (NASDAQ: IAC) released its second quarter 2017 results today.  It also separately posted a letter to shareholders from CEO Joey Levin on the Investor Relations section of its website at www.iac.com/Investors.

SUMMARY RESULTS

($ in millions except per share amounts)

	Q2 2017	Q2 2016	Growth
Revenue	$767.4	$745.4	3%

Operating income (loss)	75.6	(252.4)	NM
Net earnings (loss)	66.3	(194.8)	NM
GAAP Diluted EPS	0.70	(2.45)	NM

Adjusted EBITDA	144.5	112.0	29%
Adjusted Net Income	62.2	34.4	81%
Adjusted EPS	0.74	0.42	76%

See reconciliations of GAAP to non-GAAP measures beginning on page 14.

Q2 2017 HIGHLIGHTS

•                  HomeAdvisor revenue increased 39% to $180.7 million driven by a 38% increase in domestic revenue.  Domestic revenue growth was driven by a 41% growth in service requests and a 28% growth in paying service professionals to 164,000.

•                  Operating income and Adjusted EBITDA were $8.3 million and $14.7 million, respectively, both reflecting $3.7 million of costs related to the proposed Angie’s List transaction.

•                  The Hart-Scott-Rodino waiting period for the proposed Angie’s List transaction was terminated on July 13, 2017; the Company is on track to close the transaction in Q4 2017.

•                  Match Group revenue increased 12% to $309.6 million due to 15% growth in Average PMC to 6.1 million driven primarily by Tinder and PlentyOfFish.  Tinder Average PMC was 2.1 million in Q2 2017, increasing 224,000 sequentially.

•                  Operating income increased 7% to $83.0 million and Adjusted EBITDA increased 8% to $109.9 million.

•                  In the Video segment, Vimeo subscribers ended Q2 2017 at 828,000, up 15% year-over-year, with gross bookings increasing 20% year-over-year.

•                  Applications revenue increased 1% year-over-year (the first quarter of year-over-year revenue growth since Q3 2015) driven by 8% Consumer growth, including 37% growth at Apalon.

•                  Operating income increased 107% to $39.1 million and Adjusted EBITDA increased 39% to $40.5 million (the third and fourth consecutive quarter above $30 million, respectively).

•                  In the Publishing segment, Premium Brands revenue increased 9% year-over-year driven by 23% growth from Investopedia and 10% growth from Dotdash.  Q2 2017 marked the second consecutive quarter of positive Adjusted EBITDA at Publishing.  Operating loss was $2.9 million, reduced from $5.8 million in Q1 2017.

DISCUSSION OF FINANCIAL AND OPERATING RESULTS

	Q2 2017	Q2 2016	Growth
	$ in millions
Revenue
Match Group	$309.6	$275.3	12%
HomeAdvisor	180.7	130.2	39%
Video	55.2	47.3	17%
Applications	144.0	143.2	1%
Publishing	78.1	85.3	-8%
Other	—	64.3	NM
Intercompany Elimination	(0.2)	(0.1)	-77%
	$767.4	$745.4	3%
Operating Income (Loss)
Match Group	$83.0	$77.5	7%
HomeAdvisor (a)	8.3	11.9	-31%
Video	(7.8)	(5.0)	-55%
Applications	39.1	18.9	107%
Publishing	(2.9)	(316.9)	99%
Other	—	(5.5)	NM
Corporate	(44.1)	(33.3)	-32%
	$75.6	$(252.4)	NM
Adjusted EBITDA
Match Group	$109.9	$101.5	8%
HomeAdvisor (a)	14.7	15.0	-2%
Video	(6.8)	(4.0)	-72%
Applications	40.5	29.1	39%
Publishing	2.7	(11.8)	NM
Other	—	(2.3)	NM
Corporate	(16.5)	(15.4)	-7%
	$144.5	$112.0	29%

(a) Includes $3.7 million of costs related to the proposed Angie’s List transaction.

Match Group

Revenue increased 12% driven by higher Average PMC at both North America and International.  Average PMC increased 6% and 31% at North America and International, respectively, due mainly to Tinder and PlentyOfFish.

Operating income increased 7% to $83.0 million and Adjusted EBITDA increased 8% to $109.9 million due primarily to higher revenue and lower selling and marketing expense as a percentage of revenue.  Operating income also benefited from a decrease in amortization of intangibles of $4.5 million, due primarily to certain intangible assets from the PlentyOfFish acquisition becoming fully amortized, partially offset by expense of $3.0 million in Q2 2017 (resulting from changes in the amount of contingent consideration expected to be paid in connection with a previous acquisition) versus income of $0.8 million in the prior year and an increase of $3.0 million in stock-based compensation expense.  Revenue grew faster than operating income and Adjusted EBITDA due to higher operating expenses including increased in-app purchase fees, higher salary related costs due to hiring at Tinder and $2.7 million in professional fees related to the Tinder Equity Plan Settlement.

Net cash flow from operations increased 27% to $153.2 million and Free Cash Flow increased 36% to $138.4 million for the six months ended June 30, 2017, respectively.

Please refer to the Match Group Q2 2017 earnings release and the related investor presentation referenced therein for further detail and reconciliations.

HomeAdvisor

Revenue increased 39% to $180.7 million driven by a 38% growth at the domestic business and 66% growth in Europe.  Domestic revenue growth was driven by a 41% increase in service requests and a 28% increase in paying service professionals to 164,000.  Revenue growth in Europe was driven by the acquisitions of controlling interests in MyHammer Holding AG on November 3, 2016 and MyBuilder Limited on March 24, 2017, as well as organic growth across other regions.  Operating income declined from $11.9 million to $8.3 million and Adjusted EBITDA declined from $15.0 million to $14.7 million due primarily to $3.7 million in costs related to the proposed Angie’s List transaction as well as a 39% increase in total selling and marketing expense driven by both the domestic and European businesses (including 65% growth in TV marketing) and higher European losses.  Operating income also reflects an increase in amortization of intangibles and depreciation of $2.0 million and $1.3 million, respectively.

Video

Revenue increased 17% to $55.2 million driven by growth at Electus and accelerating growth at Vimeo.  Operating loss increased 55% to $7.8 million due to 72% higher Adjusted EBITDA losses to $6.8 million.  The higher Adjusted EBITDA losses were due to lower profits at Daily Burn and increased losses at Electus.

Applications

Revenue increased 1% to $144.0 million due to an 8% increase in Consumer, partially offset by a 23% decrease in Partnerships.  The Consumer growth was driven by strong growth at Apalon (driven by higher advertising and subscription revenue) and SlimWare (higher subscription revenue) as well as a return to growth at the B2C desktop applications business due to higher revenue per query.

Operating income increased 107% to $39.1 million due to a 39% increase in Adjusted EBITDA to $40.5 million, the inclusion of expense of $7.6 million in Q2 2016 (resulting from changes in the amount of contingent consideration expected to be paid in connection with a previous acquisition) and a decrease of $1.0 million in amortization of intangibles versus the prior year.  Adjusted EBITDA growth was driven primarily by a $2.9 million favorable legal settlement in Q2 2017, lower operating costs resulting from restructurings in 2016 and Q1 2017 and improved profitability at Apalon and SlimWare.  This marked the fourth consecutive quarter with Adjusted EBITDA above $30 million.  Operating income was $29.2 million, $33.8 million and $32.8 million in Q3 2016, Q4 2016 and Q1 2017, respectively.

Publishing

Revenue decreased 8% to $78.1 million due to 16% lower Ask & Other revenue, partially offset by 9% higher Premium Brands revenue.  Ask & Other revenue decreased due to declines in paid search traffic, mainly attributable to the renewal of the Google contract, which became effective April 1, 2016, as well as declines in revenue at certain other legacy businesses.  Premium Brands revenue increased due primarily to 23% growth from Investopedia and 10% growth from Dotdash.  In Q2 2017, the About.com performance marketing business was moved to Ask & Other from Premium Brands to align with how the Company views these businesses internally (all prior periods have been recast to reflect the move).  Premium Brands now includes Dotdash, Dictionary.com, Investopedia and The Daily Beast.

Operating loss improved $314.1 million to $2.9 million due to the inclusion in Q2 2016 of a goodwill impairment charge of $275.4 million, a decrease of $22.9 million in amortization of intangibles as well as positive Adjusted EBITDA of $2.7 million versus an $11.8 million loss in the prior year.  Q2 2017 marked the second consecutive quarter of positive Adjusted EBITDA (Q1 2017 operating loss was $5.8 million).  The Adjusted EBITDA improvement was due to lower operating costs resulting from restructurings in 2016 including $4.5 million in restructuring costs across Publishing in Q2 2016.  The decrease in amortization of intangibles was due to lower expense in 2017 related to a trade name that is now fully amortized and the inclusion in Q2 2016 of an $11.6 million impairment charge of certain indefinite-lived trade names.  The Q2 2016 goodwill and indefinite-lived intangible asset impairment charges were driven by the impact from the Google contract, traffic trends and monetization challenges.

Other

The Other segment consists of the results of PriceRunner, ShoeBuy and The Princeton Review for periods prior to the sale of these businesses, which occurred on March 18, 2016, December 30, 2016 and March 31, 2017, respectively.  Beginning in Q2 2017, as a result of the sale of these businesses, the Other segment does not include any financial results.

Corporate

Operating loss increased 32% due primarily to an increase in stock-based compensation expense of $8.0 million due to the modification of a certain subsidiary denominated equity award and a 7% increase in Adjusted EBITDA losses driven primarily by higher compensation costs and consulting fees.

OTHER ITEMS

Interest expense decreased due primarily to redemptions and repurchases of IAC 4.875% Senior Notes, repurchases of IAC 4.75% Senior Notes as well as the Q4 2016 partial prepayment and repricing of the Match Group term loan facility, partially offset by the issuance of the Match Group 6.375% Senior Notes in June 2016.

Other income, net in Q2 2017 includes $21.2 million related to the gain on sales of certain investments.

Other expense, net in Q2 2016 included a non-cash charge of $11.1 million related to the write-off of a proportionate share of original issue discount and deferred financing costs associated with the prepayment of $400 million of the Match Group term loan facility.

The Q2 2017 income tax benefit of $19.4 million for GAAP was primarily due to the effect of adopting Accounting Standards Update No. 2016-09, Improvements to Employee Share-Based Payment Accounting (ASU No. 2016-09), on January 1, 2017 and the realization of certain deferred tax assets in the current period.  Under ASU No. 2016-09, excess tax benefits generated by the settlement or exercise of stock-based awards are recognized as a reduction to the income tax provision rather than additional paid-in capital.  The effective income tax rate for GAAP was 34% in Q2 2016, lower than the statutory rate due primarily to the non-deductible portion of the goodwill impairment charge at the Publishing segment, partially offset by state taxes.  The effective income tax rate for Adjusted Net Income was 24% in Q2 2017, lower than the statutory rate due primarily to the realization of certain deferred tax assets in the current period and foreign income taxed at lower rates.  The effective income tax rate for Adjusted Net Income was 25% in Q2 2016, lower than the statutory rate due primarily to foreign income taxed at lower rates.

LIQUIDITY AND CAPITAL RESOURCES

As of June 30, 2017, IAC had 79.5 million common and class B common shares outstanding and had 8.6 million shares remaining in its stock repurchase authorization.  IAC may purchase shares over an indefinite period on the open market and in privately negotiated transactions, depending on those factors IAC management deems relevant at any particular time, including, without limitation, market conditions, share price and future outlook.

As of June 30, 2017:

•                  The Company had $1.5 billion in cash and cash equivalents and marketable securities, of which IAC held $1.0 billion and Match Group held $492.7 million.

•                  The Company had $1.6 billion in long-term debt, of which IAC owed $396.7 million and Match Group owed $1.2 billion.

•                  IAC has a $300 million revolving credit facility and Match Group has a $500 million revolving credit facility.  Both credit facilities were undrawn as of June 30, 2017 and currently remain undrawn.

As of June 30, 2017, IAC’s economic ownership interest and voting interest in Match Group were 81.1% and 97.7%, respectively.

OPERATING METRICS

	Q2 2017	Q2 2016	Growth

Match Group
Direct Revenue (in millions)(a)
North America (b)	$180.5	$170.5	6%
International (c)	118.9	92.9	28%
Total Direct Revenue(a)	$299.4	$263.4	14%
Indirect Revenue	10.1	11.9	-15%
Total Revenue	$309.6	$275.3	12%

Average PMC (in thousands) (d)
North America (b)	3,503	3,311	6%
International (c)	2,598	1,990	31%
Total Average PMC	6,101	5,301	15%

ARPPU(e)
North America (b)	$0.56	$0.57	-1%
International (c)	$0.49	$0.51	-4%
Total ARPPU	$0.53	$0.54	-3%

HomeAdvisor
Domestic Revenue (in millions) (f)	$155.8	$112.8	38%
Domestic Service Requests (in thousands) (f)(g)	5,223	3,695	41%
Domestic Paying Service Professionals (in thousands) (f)(h)	164	128	28%

Video (in thousands)
Vimeo Ending Subscribers (i)	828	720	15%

Applications (in millions)
Revenue
Consumer (j)	$117.9	$109.4	8%
Partnerships (k)	26.1	33.7	-23%
Total Revenue	$144.0	$143.2	1%

Publishing (in millions)
Revenue
Premium Brands (l)	$28.3	$26.0	9%
Ask & Other (m)	49.8	59.2	-16%
Total Revenue	$78.1	$85.3	-8%

See notes on following page

OPERATING METRICS NOTES

(a)	Direct Revenue is revenue that is directly received from an end user of our products.
(b)	North America consists of our businesses for customers located in the United States and Canada.
(c)	International consists of our businesses for customers located outside of the United States and Canada.
(d)

Average PMC is calculated by summing the number of paid subscribers, or paid member count (PMC), at the end of each day in the relevant measurement period and dividing it by the number of calendar days in that period. PMC as of any given time represents the number of users with a paid membership at that time.

(e)

ARPPU, or Average Revenue per Paying User, is defined as Direct Revenue from subscribers in the relevant measurement period (whether in the form of subscription payments or à la carte payments) divided by the Average PMC in such period divided by the number of calendar days in such period.

(f)	Domestic reflects the HomeAdvisor branded marketplace service and its owned affiliates in the United States. It excludes other domestic operating subsidiaries within the segment.
(g)	Fully completed and submitted customer service requests on HomeAdvisor.
(h)	The number of service professionals that had an active membership and/or paid for consumer matches in the last month of the period.
(i)	The number of subscribers to Vimeo’s Creator Platform with a Plus, Pro or Business subscription at the end of the period.
(j)	Consumer revenue is composed of the direct-to-consumer downloadable desktop applications, including Apalon, which houses our mobile operations, and SlimWare.
(k)	Partnerships revenue is composed of our business-to-business partnership operations.
(l)

Premium Brands revenue is composed of Dotdash (formerly About.com), Dictionary.com, Investopedia and The Daily Beast. In Q2 2017, the About.com performance marketing business was moved to Ask & Other and all prior periods have been recast to reflect the move.

(m)	Ask & Other revenue is principally composed of Ask.com, the About.com performance marketing business and CityGrid.

DILUTIVE SECURITIES

IAC has various tranches of dilutive securities.  IAC options are exercised on a gross basis with the number of shares issued equal to the number of options exercised and the Company receiving proceeds based upon the number and strike price of the options exercised.  IAC RSUs and subsidiary denominated equity awards, upon vesting or exercise, respectively, are settled on a net basis such that the award holder receives IAC common shares equal to the intrinsic value of the award, less, in each case, the amount required to cover the withholding taxes, which are remitted to the government in cash by the Company on behalf of the award holder.

The table below details these securities as well as potential dilution at various stock prices (shares in millions; rounding differences may occur).

		Avg.
		Exercise	As of
	Shares	Price	7/28/17	Dilution at:

Share Price			$106.21	$110.00	$115.00	$120.00	$125.00

Absolute Shares as of 7/28/17	79.8		79.8	79.8	79.8	79.8	79.8

RSUs	0.6		0.3	0.3	0.3	0.3	0.3
Subsidiary denominated equity awards	1.8		0.9	0.9	0.8	0.8	0.8
Options	8.0	$56.42	2.3	2.4	2.5	2.7	2.8
Total Dilution			3.5	3.6	3.7	3.8	3.8
% Dilution			4.2%	4.3%	4.4%	4.5%	4.6%
Total Diluted Shares Outstanding			83.3	83.3	83.4	83.5	83.6

The dilutive securities calculation in the above table is based on the following:

For options — that the cash generated from the exercise of all options (both vested and unvested awards), consisting of (a) the option exercise price and (b) the estimated income tax benefit from the tax deduction received upon the exercise of IAC options, is used to repurchase IAC shares.

For RSUs and subsidiary denominated equity awards — As mentioned above, these awards are settled on a net basis; therefore, the dilutive effect is presented as the net number of shares actually expected to be issued upon vesting or exercise in each case assuming a withholding tax rate of 50%.  Based on IAC’s common stock price on July 28, 2017 of $106.21 and our assumed withholding tax rate, the cash payment that the Company would be required to make to cover the withholding taxes on behalf of the award holders is approximately $127 million.  We expect a reduction in future corporate income taxes equal to a substantial portion of any such withholding tax payments by virtue of the income tax deduction received based on the intrinsic value of the awards at vesting or exercise, which would be approximately $94 million based upon our estimated tax rate of 37% and the IAC’s common stock price on July 28, 2017.  However, there will be some delay in the timing of the realization of the cash benefit of the income tax deduction because it will be dependent upon the amount and timing of future taxable income and the timing of estimated tax payments.

The presentation of dilutive securities reflects how the Company’s management generally thinks about dilution and is, we believe, the best reflection of the true economic cost of the Company’s equity compensation programs.  This presentation differs from the GAAP treasury stock method used for calculating fully diluted earnings per share, which is described below:

For options — GAAP assumes that the total proceeds used to repurchase shares is equal to the sum of (a) the exercise price for all IAC options (both vested and unvested awards) and (b) the unamortized grant date fair value of unvested awards.

For RSUs and subsidiary denominated equity awards — Since these awards are net settled, no cash proceeds are received by the Company upon vesting or exercise and the total assumed proceeds to repurchase shares for GAAP is only the unamortized grant date fair value of unvested awards.

Conversion of Tinder Denominated Equity Awards and the Treatment of the Related Dilutive Effect

In early July, Tinder, Inc. (“Tinder”) denominated equity awards were converted into Match Group, Inc. (“Match Group”) tandem stock options (“tandem awards”).  The dilutive securities calculation in the table above assumes the Match Group tandem awards are settled in shares of Match Group common stock; therefore, no dilution from these awards is included in the table above.  The Match Group tandem awards may be exercised on a gross or net basis at the election of the award holder.  If the award holder elects to exercise the award on a gross basis, the award holder is obligated to tender cash for the strike price and the withholding taxes due upon exercise and receives a number of Match Group common shares equal to the number of options exercised.  If the award holder elects to exercise the award on a net basis, the award holder will receive, at the Company’s discretion, either (i) IAC common shares or (ii) Match Group common shares equal to the intrinsic value of the Match Group tandem award, in each case, less the amount required to cover the withholding taxes, which are remitted to the government in cash by Match Group on behalf of the award holder.

In the event that IAC common shares are issued in settlement, Match Group will issue its common shares or pay cash to IAC as reimbursement for the IAC common shares issued to the award holders pursuant to the Employee Matters Agreement.  If these awards were to be settled in IAC shares, using IAC’s and Match Group’s common stock price on July 28, 2017 and an assumed 50% withholding tax rate, the number of shares of IAC common stock that would be required to net settle the vested and unvested tandem awards is 3.2 million common shares.  Assuming Match Group reimburses IAC in Match Group common shares, IAC’s economic ownership interest in Match Group would increase to 82.5%.

CONFERENCE CALL

IAC will audiocast a conference call to answer questions regarding the Company’s second quarter 2017 results on Thursday, August 3, 2017, at 8:30 a.m. Eastern Time.  This call will include the disclosure of certain information, including forward-looking information, which may be material to an investor’s understanding of IAC’s business. The live audiocast will be open to the public at www.iac.com/Investors.

GAAP FINANCIAL STATEMENTS

IAC CONSOLIDATED STATEMENT OF OPERATIONS

($ in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016

Revenue	$767,387	$745,439	$1,528,220	$1,564,618
Operating costs and expenses:
Cost of revenue (exclusive of depreciation shown separately below)	139,033	170,397	284,991	364,131
Selling and marketing expense	320,104	296,430	670,515	679,494
General and administrative expense	150,222	147,576	293,817	279,827
Product development expense	55,430	53,565	110,190	112,663
Depreciation	18,339	17,575	38,227	33,370
Amortization of intangibles	8,624	36,975	17,785	50,795
Goodwill impairment	—	275,367	—	275,367
Total operating costs and expenses	691,752	997,885	1,415,525	1,795,647

Operating income (loss)	75,635	(252,446)	112,695	(231,029)

Interest expense	(24,728)	(27,644)	(49,520)	(55,504)
Other income (expense), net	10,230	(7,192)	2,516	8,705
Earnings (loss) before income taxes	61,137	(287,282)	65,691	(277,828)
Income tax benefit	19,420	96,740	43,329	95,220
Net earnings (loss)	80,557	(190,542)	109,020	(182,608)
Net earnings attributable to noncontrolling interests	(14,289)	(4,233)	(16,543)	(3,885)
Net earnings (loss) attributable to IAC shareholders	$66,268	$(194,775)	$92,477	$(186,493)

Per share information attributable to IAC shareholders:
Basic earnings (loss) per share	$0.84	$(2.45)	$1.18	$(2.31)
Diluted earnings (loss) per share	$0.70	$(2.45)	$0.99	$(2.31)

Stock-based compensation expense by function:
Cost of revenue	$473	$694	$975	$1,307
Selling and marketing expense	1,643	1,690	3,450	3,561
General and administrative expense	31,751	20,516	58,691	41,709
Product development expense	5,048	4,864	9,774	12,372
Total stock-based compensation expense	$38,915	$27,764	$72,890	$58,949

IAC CONSOLIDATED BALANCE SHEET

($ in thousands)

	June 30,	December 31,
	2017	2016
ASSETS

Cash and cash equivalents	$1,522,300	$1,329,187
Marketable securities	14,984	89,342
Accounts receivable, net	219,946	220,138
Other current assets	255,951	204,068
Total current assets	2,013,181	1,842,735

Property and equipment, net	306,144	306,248
Goodwill	1,924,241	1,924,052
Intangible assets, net	339,029	355,451
Long-term investments	122,055	122,810
Other non-current assets	81,417	94,577
TOTAL ASSETS	$4,786,067	$4,645,873

LIABILITIES AND SHAREHOLDERS’ EQUITY
LIABILITIES
Current portion of long-term debt	$—	$20,000
Accounts payable, trade	66,194	62,863
Deferred revenue	279,099	285,615
Accrued expenses and other current liabilities	338,522	344,910
Total current liabilities	683,815	713,388

Long-term debt, net of current portion	1,572,994	1,582,484
Income taxes payable	33,884	33,528
Deferred income taxes	248,777	228,798
Other long-term liabilities	34,087	44,178

Redeemable noncontrolling interests	38,538	32,827

Commitments and contingencies

SHAREHOLDERS’ EQUITY
Common stock	257	256
Class B convertible common stock	16	16
Additional paid-in capital	11,945,772	11,921,559
Retained earnings	382,591	290,114
Accumulated other comprehensive loss	(136,738)	(166,123)
Treasury stock	(10,226,721)	(10,176,600)
Total IAC shareholders’ equity	1,965,177	1,869,222
Noncontrolling interests	208,795	141,448
Total shareholders’ equity	2,173,972	2,010,670
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,786,067	$4,645,873

IAC CONSOLIDATED STATEMENT OF CASH FLOWS

($ in thousands)

	Six Months Ended June 30,
	2017	2016

Cash flows from operating activities:
Net earnings (loss)	$109,020	$(182,608)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Stock-based compensation expense	72,890	58,949
Depreciation	38,227	33,370
Amortization of intangibles	17,785	50,795
Goodwill impairment	—	275,367
Deferred income taxes	6,580	(90,902)
Acquisition-related contingent consideration fair value adjustments	4,886	10,470
Gain from the sale of businesses and investments, net	(19,663)	(13,137)
Impairment of long-term investments	4,799	2,702
Acquisition-related contingent consideration payment	(11,140)	—
Other adjustments, net	22,624	13,975
Changes in assets and liabilities, net of effects of acquisitions and dispositions:
Accounts receivable	(22,799)	47,855
Other assets	(18,492)	(20,053)
Accounts payable and other current liabilities	(2,510)	(88,150)
Income taxes payable and receivable	(59,735)	(48,028)
Deferred revenue	15,234	32,589
Net cash provided by operating activities	157,706	83,194
Cash flows from investing activities:
Acquisitions, net of cash acquired	(49,164)	(2,524)
Capital expenditures	(41,821)	(35,133)
Investments in time deposits	—	(87,500)
Proceeds from maturities of time deposits	—	87,500
Proceeds from maturities and sales of marketable debt securities	99,350	32,500
Purchases of marketable debt securities	(24,909)	(79,366)
Purchases of investments	(5,105)	(5,056)
Net proceeds from the sale of businesses and investments	119,697	103,735
Other, net	1,076	4,815
Net cash provided by investing activities	99,124	18,971
Cash flows from financing activities:
Purchase of IAC treasury stock	(56,424)	(214,635)
Proceeds from Match Group 2016 Senior Notes offering	—	400,000
Principal payment on Match Group Term Loan	—	(410,000)
Debt issuance costs for Match Group 2016 Senior Notes offering	—	(4,621)
Repurchases of IAC Senior Notes	(31,590)	(61,110)
Proceeds from the exercise of IAC stock options	48,146	10,951
Withholding taxes paid on behalf of IAC net settled stock-based awards	(49,900)	(24,048)
Proceeds from the exercise of Match Group stock options	39,403	8,671
Withholding taxes paid on behalf of Match Group net settled stock-based awards	(28,421)	(6,495)
Purchase of noncontrolling interests	(12,361)	(2,411)
Acquisition-related contingent consideration payments	(3,860)	(2,150)
Funds returned from escrow for MyHammer tender offer	10,604	—
Decrease (increase) in restricted cash related to bond redemptions	20,141	(30,002)
Other, net	(4,873)	(488)
Net cash used in financing activities	(69,135)	(336,338)
Total cash provided (used)	187,695	(234,173)
Effect of exchange rate changes on cash and cash equivalents	5,418	(1,290)
Net increase (decrease) in cash and cash equivalents	193,113	(235,463)
Cash and cash equivalents at beginning of period	1,329,187	1,481,447
Cash and cash equivalents at end of period	$1,522,300	$1,245,984

RECONCILIATIONS OF GAAP TO NON-GAAP MEASURES

IAC RECONCILIATION OF OPERATING CASH FLOW TO FREE CASH FLOW

($ in millions; rounding differences may occur)

	Six Months Ended June 30,
	2017	2016
Net cash provided by operating activities	$157.7	$83.2
Capital expenditures	(41.8)	(35.1)
Free Cash Flow	$115.9	$48.1

For the six months ended June 30, 2017, Free Cash Flow increased $67.8 million due to higher Adjusted EBITDA, lower income tax payments and lower interest payments.

IAC RECONCILIATION OF GAAP EPS TO ADJUSTED EPS

(in thousands except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net earnings (loss) attributable to IAC shareholders	$66,268	$(194,775)	$92,477	$(186,493)
Stock-based compensation expense	38,915	27,764	72,890	58,949
Amortization of intangibles	8,624	36,975	17,785	50,795
Acquisition-related contingent consideration fair value adjustments	2,994	6,801	4,886	10,470
Goodwill impairment	—	275,367	—	275,367
Impact of income taxes and noncontrolling interests	(54,631)	(117,718)	(102,051)	(138,557)
Adjusted Net Income	$62,170	$34,414	$85,987	$70,531

GAAP Basic weighted average shares outstanding	79,067	79,523	78,633	80,775
Options, subsidiary denominated equity awards and RSUs, treasury method	4,711	—	4,510	—
GAAP Diluted weighted average shares outstanding	83,778	79,523	83,143	80,775
Options, subsidiary denominated equity awards and RSUs, treasury method not included in diluted shares above	—	2,032	—	2,415
Impact of RSUs and other	325	462	316	516
Adjusted EPS weighted average shares outstanding	84,103	82,017	83,459	83,706

GAAP Diluted EPS	$0.70	$(2.45)	$0.99	$(2.31)

Adjusted EPS	$0.74	$0.42	$1.03	$0.84

For GAAP diluted EPS purposes, RSUs, as well as performance-based RSUs and market-based awards for which the applicable performance or market condition(s) have been met, are included on a treasury method basis.  For Adjusted EPS purposes, the impact of RSUs on shares outstanding is based on the weighted average number of RSUs outstanding, including performance-based RSUs outstanding that the Company believes are probable of vesting.  Adjusted EPS does not include any shares issuable in settlement of Match Group subsidiary denominated equity as such equity is assumed to be settled with Match Group common stock.

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the three months ended June 30, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$83.0	$15.7	$7.9	$0.4	$3.0	$109.9
HomeAdvisor	8.3	0.4	3.2	2.7	—	14.7
Video	(7.8)	0.1	0.6	0.3	—	(6.8)
Applications	39.1	—	0.9	0.5	—	40.5
Publishing	(2.9)	—	0.9	4.7	—	2.7
Other	—	—	—	—	—	—
Corporate	(44.1)	22.7	4.8	—	—	(16.5)
Total	$75.6	$38.9	$18.3	$8.6	$3.0	$144.5

	For the three months ended June 30, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Match Group	$77.5	$12.6	$7.2	$4.9	$(0.8)	$—	$101.5
HomeAdvisor	11.9	0.4	1.9	0.8	—	—	15.0
Video	(5.0)	—	0.5	0.6	—	—	(4.0)
Applications	18.9	—	1.1	1.5	7.6	—	29.1
Publishing	(316.9)	—	2.1	27.6	—	275.4	(11.8)
Other	(5.5)	0.1	1.6	1.6	—	—	(2.3)
Corporate	(33.3)	14.7	3.2	—	—	—	(15.4)
Total	$(252.4)	$27.8	$17.6	$37.0	$6.8	$275.4	$112.0

IAC RECONCILIATION OF SEGMENT GAAP MEASURE TO NON-GAAP MEASURE

($ in millions; rounding differences may occur)

	For the six months ended June 30, 2017
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition-related contingent consideration fair value adjustments	Adjusted EBITDA
Match Group	$141.8	$33.7	$15.5	$0.8	$4.3	$196.1
HomeAdvisor	14.3	1.1	6.2	4.1	—	25.7
Video	(23.4)	0.1	1.1	0.6	—	(21.6)
Applications	71.9	—	1.9	1.1	0.5	75.5
Publishing	(8.6)	—	2.9	9.6	—	3.9
Other	(5.6)	1.7	0.8	1.5	—	(1.5)
Corporate	(77.7)	36.2	9.7	—	—	(31.7)
Total	$112.7	$72.9	$38.2	$17.8	$4.9	$246.5

	For the six months ended June 30, 2016
	Operating income (loss)	Stock-based compensation expense	Depreciation	Amortization of intangibles	Acquisition- related contingent consideration fair value adjustments	Goodwill Impairment	Adjusted EBITDA
Match Group	$111.7	$30.1	$12.9	$11.6	$2.4	$—	$168.7
HomeAdvisor	13.8	0.8	3.8	1.5	—	—	20.0
Video	(22.5)	—	0.9	1.0	(0.2)	—	(20.9)
Applications	46.6	—	2.2	3.1	8.3	—	60.1
Publishing	(310.2)	—	4.3	30.0	—	275.4	(0.4)
Other	(10.6)	0.1	3.0	3.6	—	—	(3.9)
Corporate	(59.8)	27.9	6.2	—	—	—	(25.7)
Total	$(231.0)	$58.9	$33.4	$50.8	$10.5	$275.4	$197.9

IAC’S PRINCIPLES OF FINANCIAL REPORTING

IAC reports Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP.  These measures are among the primary metrics by which we evaluate the performance of our businesses, on which our internal budgets are based and by which management is compensated.  We believe that investors should have access to, and we are obligated to provide, the same set of tools that we use in analyzing our results.  These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  IAC endeavors to compensate for the limitations of the non-GAAP measures presented by providing the comparable GAAP measures with equal or greater prominence and descriptions of the reconciling items, including quantifying such items, to derive the non-GAAP measures.  We encourage investors to examine the reconciling adjustments between the GAAP and non-GAAP measures, which are included in this release.  Interim results are not necessarily indicative of the results that may be expected for a full year.

Definitions of Non-GAAP Measures

Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (Adjusted EBITDA) is defined as operating income excluding: (1) stock-based compensation expense; (2) depreciation; and (3) acquisition-related items consisting of (i) amortization of intangible assets and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements.  We believe Adjusted EBITDA is a useful measure for analysts and investors as this measure allows a more meaningful comparison between our performance and that of our competitors.  Moreover, our management uses this measure internally to evaluate the performance of our business as a whole and our individual business segments.  The above items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, and we believe that by excluding these items, Adjusted EBITDA corresponds more closely to the cash operating income generated from our business, from which capital investments are made and debt is serviced.

Adjusted Net Income generally captures all items on the statement of operations that have been, or ultimately will be, settled in cash and is defined as net earnings attributable to IAC shareholders excluding, net of tax effects and noncontrolling interests, if applicable: (1) stock-based compensation expense, (2) acquisition-related items consisting of (i) amortization of intangibles and impairments of goodwill and intangible assets and (ii) gains and losses recognized on changes in the fair value of contingent consideration arrangements, and (3) discontinued operations.  We believe Adjusted Net Income is useful to investors because it represents IAC’s consolidated results taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other charges that are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses.

Adjusted EPS is defined as Adjusted Net Income divided by fully diluted weighted average shares outstanding for Adjusted EPS purposes.  We include dilution from options in accordance with the treasury stock method and include all restricted stock units (“RSUs”) in shares outstanding for Adjusted EPS, with performance-based RSUs included based on the number of shares that the Company believes are probable of vesting.  This differs from the GAAP method for including RSUs, which are treated on a treasury method, and performance-based RSUs, which are included for GAAP purposes only to the extent the applicable performance condition(s) have been met (assuming the end of the reporting period is the end of the contingency period), which increases shares outstanding for Adjusted EPS purposes.  Market-based awards are included in both GAAP and Adjusted EPS only to the extent that the market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  Match Group subsidiary denominated equity is assumed to be settled in Match Group shares for Adjusted EPS; GAAP EPS reflects Match Group subsidiary denominated equity as being settled in IAC shares if the effect is more dilutive than settling in Match Group shares.  We believe Adjusted EPS is useful to investors because it represents, on a per share basis, IAC’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges, which are not allocated to the operating businesses such as interest expense, income taxes and noncontrolling interests, but excluding the effects of any other non-cash expenses, and is computed in a manner that is generally consistent with management’s view of dilution.  Adjusted Net Income and Adjusted EPS have the same limitations as Adjusted EBITDA.  Therefore, we think it is important to evaluate these measures along with our consolidated statement of operations.

IAC’S PRINCIPLES OF FINANCIAL REPORTING - continued

Free Cash Flow is defined as net cash provided by operating activities, less capital expenditures.  In addition, Free Cash Flow excludes, if applicable, tax payments and refunds related to the sales of certain businesses and investments, and dividends received that represent a return of capital due to the exclusion of the proceeds from these sales and dividends from cash provided by operating activities.  We believe Free Cash Flow is useful to investors because it represents the cash that our operating businesses generate, before taking into account non-operational cash movements.  Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures.  For example, it does not take into account stock repurchases.  Therefore, we think it is important to evaluate Free Cash Flow along with our consolidated statement of cash flows.

Non-Cash Expenses That Are Excluded From Our Non-GAAP Measures

Stock-based compensation expense consists principally of expense associated with the grants, including unvested grants assumed in acquisitions, of stock options, RSUs, performance-based RSUs and market-based awards.  These expenses are not paid in cash, and we include the related shares in our fully diluted shares outstanding using the treasury stock method; however, performance-based RSUs and market-based awards are included only to the extent the applicable performance or market condition(s) have been met (assuming the end of the reporting period is the end of the contingency period).  We view the true cost of stock options, RSUs, performance-based RSUs and market-based awards as the dilution to our share base, and such awards are included in our shares outstanding for Adjusted EPS purposes as described above under the definition of Adjusted EPS.  Upon the exercise of stock options and market-based stock options, the awards are gross settled, and the vesting of RSUs, performance-based RSUs and market-based RSUs, the awards are settled on a net basis, with the Company remitting the required tax-withholding amount from its current funds.

Depreciation is a non-cash expense relating to our property and equipment and is computed using the straight-line method to allocate the cost of depreciable assets to operations over their estimated useful lives, or, in the case of leasehold improvements, the lease term, if shorter.

Amortization of intangible assets and impairments of goodwill and intangible assets are non-cash expenses related primarily to acquisitions.  At the time of an acquisition, the identifiable definite-lived intangible assets of the acquired company, such as trade names, technology, content, customer lists and advertiser and supplier relationships, are valued and amortized over their estimated lives.  Value is also assigned to acquired indefinite-lived intangible assets, which comprise trade names and trademarks, and goodwill that are not subject to amortization.  An impairment is recorded when the carrying value of an intangible asset or goodwill exceeds its fair value.  We believe that intangible assets represent costs incurred by the acquired company to build value prior to acquisition and the related amortization and impairment charges of intangible assets or goodwill, if applicable, are not ongoing costs of doing business.

Gains and losses recognized on changes in the fair value of contingent consideration arrangements are accounting adjustments to report contingent consideration liabilities at fair value.  These adjustments can be highly variable and are excluded from our assessment of performance because they are considered non-operational in nature and, therefore, are not indicative of current or future performance or the ongoing cost of doing business.

Free Cash Flow

We look at Free Cash Flow as a measure of the strength and performance of our businesses, not for valuation purposes.  In our view, applying “multiples” to Free Cash Flow is inappropriate because it is subject to timing, seasonality and one-time events.  We manage our business for cash and we think it is of utmost importance to maximize cash — but our primary valuation metrics are Adjusted EBITDA and Adjusted EPS.

OTHER INFORMATION

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This press release and our conference call, which will be held at 8:30 a.m. Eastern Time on August 3, 2017, may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  The use of words such as “anticipates,” “estimates,” “expects,” “plans” and “believes,” among others, generally identify forward-looking statements.  These forward-looking statements include, among others, statements relating to: IAC’s future financial performance, IAC’s business prospects, strategy and anticipated trends in the industries in which IAC’s businesses operate and other similar matters.  These forward-looking statements are based on management’s current expectations and assumptions about future events, which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict.  Actual results could differ materially from those contained in these forward-looking statements for a variety of reasons, including, among others: changes in senior management at IAC and/or its businesses, changes in our relationship with, or policies implemented by, Google, adverse changes in economic conditions, either generally or in any of the markets in which IAC’s businesses operate, adverse trends in any of the industries in which IAC’s businesses operate , our dependence on third parties to drive traffic to our various websites and distribute our products and services in a cost-effective manner, our ability to attract and convert visitors to our various websites into users and customers, our ability to offer new or alternative products and services in a cost-effective manner and consumer acceptance of these products and services, our ability to build, maintain and/or enhance our various brands, our ability to develop and monetize mobile versions of our various products and services, foreign currency exchange rate fluctuations, changes in industry standards and technology, the integrity and scalability of our systems and infrastructure (and those of third parties), our ability to  protect our systems from cyberattacks, operational and financial risks relating to acquisitions, the occurrence of any event, change or other circumstances that results in the termination of the agreement with Angie’s List, our ability to expand successfully into international markets and regulatory changes. Certain of these and other risks and uncertainties are discussed in IAC’s filings with the Securities and Exchange Commission.  Other unknown or unpredictable factors that could also adversely affect IAC’s business, financial condition and results of operations may arise from time to time.  In light of these risks and uncertainties, these forward-looking statements may not prove to be accurate.  Accordingly, you should not place undue reliance on these forward-looking statements, which only reflect the views of IAC management as of the date of this press release.  IAC does not undertake to update these forward-looking statements.

About IAC

IAC (NASDAQ: IAC) is a leading media and Internet company comprised of widely known consumer brands, such as HomeAdvisor, Vimeo, Dotdash (formerly About.com), Dictionary.com, The Daily Beast, Investopedia and Match Group’s online dating portfolio, which includes Match, Tinder, PlentyOfFish and OkCupid.  The company is headquartered in New York City and has offices worldwide.

Contact Us

IAC Investor Relations

Mark Schneider

(212) 314-7400

IAC Corporate Communications

Valerie Combs

(212) 314-7361

IAC

555 West 18th Street, New York, NY 10011 (212) 314-7300 http://iac.com

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